As filed with the Securities and Exchange Commission on
                            May 18, 1999.

                                                  File No.

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM S-8
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933

                SYNCOR INTERNATIONAL CORPORATION
      (Exact name of registrant as specified in its charter)

       Delaware                         85-0229124
 (State of Incorporation)    (I.R.S. Employer Identification No.)

                      6464 Canoga Avenue
             Woodland Hills, California 91367-2407
            (Address of principal executive offices)

   ROBERT FUNARI'S NON-QUALIFIED STOCK OPTION AWARD AGREEMENT;
                  SHARES ISSUED TO WADE HOPKINS
                     (Full Title of Plans)

                     John S. Baumann, Esq.
                      6464 Canoga Avenue
                Woodland Hills, CA  91367-2407
                       (818) 737-4492
     (Name, address and telephone number of agent for service)

                              CALCULATION OF REGISTRATION FEE

Title of securities Amount to be Proposed Maximum          Proposed maximum   Amount of
to be registered    registered   offering price per share  aggregate offering registration
                                 (2)                       price              fee
Common Stock, par   33,300       $29.25                    $974,025           $271
value $ .05 per     shares (1)
share

[FN]
(1) The 33,300 shares registered hereby consist of (a) 25,000 shares underlying an option granted to Robert Funari, president and chief executive officer of the Company, on February 24, 1999, and (b) 8,300 shares acquired by Wade Hopkins, a pharmacy manager for the Company, upon the exercise of stock options.

(2) Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the proposed maximum offering price per share has been calculated based on the average of the high and low price per share of the Company's common stock on May 17, 1999, as reported in the NASDAQ National Market.

     In addition, pursuant to Rule 416(c) under the Securities
Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                      REOFFER PROSPECTUS

                SYNCOR INTERNATIONAL CORPORATION

     This Reoffer Prospectus relates to 8,300 shares of Common Stock, par value $.05 per share ("Common Stock"), of Syncor International Corporation (the "Company"), which may be offered for sale from time to time by Wade Hopkins (the "Selling Stockholder"), a pharmacy manager for the Company, who acquired the shares of Common Stock upon exercise of options granted to him on July 14, 1994 and December 31, 1994. See "Selling Stockholder." The outstanding shares of Common Stock held by the Selling Stockholder and to be offered hereby are hereinafter referred to as the "Outstanding Securities."

     The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Outstanding Securities, but it is anticipated that the Outstanding Securities may be sold from time to time by the Selling Stockholder directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Stockholder or from purchasers of the Outstanding Securities. Sales of the Outstanding Securities may be made in one or more transactions through the NASDAQ National Market, in privately negotiated transactions, or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. See "Plan of Distribution."

     Any brokers, dealers or agents that participate in the distribution of the Outstanding Securities may be deemed to be underwriters and any commissions received by them and any profit on the sale of such Outstanding Securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

     The Common Stock is listed on the NASDAQ National Market under the symbol "SCOR." The reported closing sale price of the Common Stock on May 17, 1999 was $29.25 per share. Prospective investors should obtain the most recent available price quotations prior to any purchase of Common Stock.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
     BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
      STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 __________________________________

             The date of this Prospectus is May 18, 1999.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded as "National Market Securities" on the NASDAQ National Market. Materials filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this Reoffer Prospectus:

     (1) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.

     (2) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999.

     (3) The Company's proxy statement dated May 5, 1999, with respect to its annual meeting of stockholders to be held on June
23, 1999.

     (4) The description of the Company's common stock as set forth in the Registration Statement for such stock filed under
Section 12 of the Securities Exchange Act of 1934, including all amendments to such description as set forth in all amendments filed to such Registration Statement or in any periodic report filed with the Commission pursuant to the provisions of such Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

     The Company hereby undertakes to provide without charge to each person whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests should be directed to Investor Relations Department, Syncor International Corporation, 6464 Canoga Avenue, Woodlands Hills, CA 91367, telephone number 818-737-4000.

     No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

     This Prospectus constitutes a part of the Registration Statement which the Company has filed with the Commission under the 1933 Act, with respect to the Outstanding Securities. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the Outstanding Securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                            THE COMPANY

     The Company is primarily a pharmacy services company engaged in compounding, dispensing and distributing radiopharmaceutical products and services to hospitals and clinics through its network of 120 nuclear pharmacy service centers in the United States and fourteen nuclear pharmacy service centers outside of the United States. The Company's pharmacies process radiopharmaceutical prescriptions in convenient packaging for the customer, called "unit dose." The unit dose is then applied to a specific patient for diagnostic imaging of physiological functions and organ systems and for monitoring and treatment of diseases. The Company also markets and distributes imaging cold kits, isotopes, medical reference sources, and nuclear and pharmacy equipment and accessories. The Company estimates that its pharmacies serve approximately 7,000 hospitals and clinics in 48 states throughout the United States.

     In addition to its radiopharmacy business, the Company, through its subsidiary, Comprehensive Medical Imaging, Inc., owns, operates and/or manages medical imaging centers that provide one or more outpatient diagnostic imaging services, including magnetic resonance imaging or MRI, computerized tomography or CT, nuclear imaging, X-ray, ultrasound, mammography and fluoroscopy.

     The Company, through its subsidiary, Syncor
Pharmaceuticals, Inc., also manufactures Iodine-123 capsules in its manufacturing facility in Golden, Colorado. An
Iodine-123 capsule is a radiopharmaceutical diagnostic product used for thyroid disorders.

     The Company is a Delaware corporation and its principal executive offices are located at 6464 Canoga Avenue, Woodland
Hills, CA 91367-2407.  Its telephone number is 818-737-4000.

                        USE OF PROCEEDS

     The Company will not realize any of the proceeds from the sale of the Outstanding Securities.

                    SELLING SECURITY HOLDER

     The Outstanding Securities are being offered for the account of Mr. Wade Hopkins. The table below sets forth, as of May 18, 1999, the number of outstanding shares of Common Stock of the Company held of record by Mr. Hopkins and the number of shares of Common Stock of the Company that will be held by him after the completion of the offering of the Outstanding Securities, assuming the sale of all of the Outstanding
Securities:

Security Holder    Number of Shares    Number of Shares    Number of Shares
                   Owned Prior to      Subject to          Owned After
                   Completion of       Offering            Completion of
                   Offering                                Offering
Wade Hopkins       15,908 (1)          8,300               7,608 (2)

[FN]
(1) Includes 2,390 shares not outstanding which he has the right to acquire pursuant to options, and 5,218 shares held under the Company's Employees' Savings and Stock
     Ownership Plan.

(2) Constitutes less than one percent of the outstanding shares of Common Stock of the Company.

     The Selling Stockholder may offer shares of Common Stock from time to time in one or more transactions on the NASDAQ National Market, which may involve brokers or dealers, or in private transactions. The Company has not entered into any agreement, arrangement or understanding with brokers or dealers regarding the shares of Common Stock that may be offered hereby prior to the effective date of the Registration Statement of which this Reoffer Prospectus forms a part, and the Selling Stockholder has advised the Company that he has not entered into any such agreement.

                    PLAN OF DISTRIBUTION

     The Selling Stockholder is offering the Outstanding Securities for his own account, and not for the account of the Company. The Outstanding Securities may be sold from time to time by the Selling Stockholder directly to purchasers or, alternatively, may be offered from time to time through agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchasers of the Outstanding Securities (which compensation may be in excess of customary commissions). Sales of the Outstanding Securities may be made in one or more transactions through the NASDAQ National Market, in privately negotiated transactions, or a combination of such methods of sale, at fixed prices or negotiated prices or at prices related to prevailing market prices.

                       LEGAL OPINION

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by John S. Baumann, Vice President and General Counsel for the Company.

                          EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1998 and 1997, and for each of the three years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                           PART II

Item 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission are incorporated in this Registration Statement by reference:

     (a)  The Annual Report on Form l0-K filed by Syncor
          International Corporation (the "Company") for the fiscal year ended December 31, 1998;

     (b) The Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 1999;

     (c) The Company's proxy statement dated May 5, 1999, with respect to its annual meeting of stockholders to be held on June 23, 1999; and

     (d) The description of the Company's common stock as set forth in the Registration Statement filed by the Company under Section 12 of the Securities Exchange Act of 1934, including all amendments to such description as set forth in all amendments filed to such Registration Statement or in any periodic report filed with the Commission pursuant to the provisions of such Act.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES

          Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

Item 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Article VI of the By-Laws of the Company provides for the indemnification of each officer and director of the Company, to the fullest extent permitted by law, against all liability and loss, expenses, judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to an employee benefit plan. The Company, however, shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Company. The Company also has entered into Indemnity Agreements with the officers and directors of the Company pursuant to which an officer or director is entitled to indemnification if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article 10 of the Company's Restated Certificate of Incorporation states that a director shall have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except in the case of: (a) any breach of the director's duty of loyalty to the Company or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation; (c) unlawful payment of dividends or unlawful stock purchase or redemption pursuant to Section 174 of Delaware's General Corporation Law; or (d) any transaction from which the director derived an improper personal benefit.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

Item 8.   EXHIBITS

     4.1 Stock Certificate of Common Stock of the Company filed as Exhibit 4.1 to the August 26, 1986 Form 10-K and incorporated herein by reference

     4.2 Rights Agreement dated as of November 8, 1989 between the Company and American Stock Transfer & Trust Company filed as Exhibit 2.1 to the Registration Statement on Form 8-A dated November 3, 1989 and incorporated herein by reference

     4.3  Non-Qualified Stock Option Award Agreement, dated as of
          February 24, 1999, between the Company and Robert G.
          Funari

     5    Opinion re Legality

     23   Consent of KPMG LLP

     24 Power of Attorney (contained in the Section prior to the Signature Page filed with this Registration
          Statement).

Item 9.   UNDERTAKINGS

     (a)  The Company hereby undertakes:

          (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Satement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the caption designated "SIGNATURES", constitutes and appoints Monty Fu and Robert G. Funari, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute or resubstitutes, may lawfully do or cause to be done by virtue hereof.

                         SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland
Hills and State of California on May 18, 1999.

                       SYNCOR INTERNATIONAL CORPORATION



                        By /s/ John S. Baumann
                               John S. Baumann
                               Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                Title                       Date

/s/ Monty Fu             Chairman of the Board       May 18, 1999
    Monty Fu             and Director


/s/ Robert G. Funari     President, Chief Executive  May 18, 1999
    Robert G. Funari     Officer (Principal
                         Executive Officer)
                         and Director


/s/ Michael E. Mikity    Senior Vice President,      May 18, 1999
    Michael E. Mikity    Chief Financial Officer
                         and Treasurer (Principal
                         Financial-Accounting
                         Officer)


/s/ Steven B. Gerber     Director                    May 18, 1999
    Steven B. Gerber


/s/ George S. Oki        Director                    May 18, 1999
    George S. Oki


/s/ Arnold E. Spangler   Director                    May 18, 1999
    Arnold E. Spangler


/s/ Gail R. Wilensky     Director                    May 18, 1999
    Gail R. Wilensky
/TABLE

                        INDEX OF EXHIBITS

Exhibit No.                                              Page No.
     4.1  Stock Certificate of Common Stock of the
          Company filed as Exhibit 4.1 to the August
          26, 1986 Form 10-K and incorporated
          herein by reference

     4.2 Rights Agreement dated as of November 8, 1989 between the Company and American Stock Transfer
          & Trust Company filed as Exhibit 2.1 to the
          Registration Statement on Form 8-A dated
          November 3, 1989 and incorporated herein by reference

     4.3 Non-Qualified Stock Option Award Agreement, dated as of February 24, 1999, between the Company and Robert G. Funari, filed as Exhibit
          10.1 to the Form 10-Q for the quarter ended
          March 31, 1999

     5    Opinion re Legality                               E-1

     23   Consent of KPMG LLP                               E-3

     24 Power of Attorney (contained in section prior to the Signature Page filed with this Registration Statement)
/TABLE

                           EXHIBIT 5

                 LEGAL OPINION OF SYNCOR COUNSEL


May 18, 1999


Syncor International Corporation
6464 Canoga Avenue
Woodland Hills, CA 91367-2407

Re:  Syncor International Corporation
     Registration Statement on Form S-8

Gentlemen:

I have been requested to render this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement" of Syncor International Corporation, a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the following shares of the Company's Common Stock, $.05 par value (collectively, the "Securities"): (1) 8,300 shares issued to Wade Hopkins in connection with the exercise of options granted to him on July 14, 1994 and December 31, 1994, and (2) 25,000 shares underlying the option granted to Mr. Robert Funari on February 24, 1999 pursuant to the Non-Qualified Stock Option Award Agreement between Mr. Funari and the Company.

As counsel to the Company, I have reviewed the Registration Statement and the Exhibits thereto, the Certificate of Incorporation and Bylaws of the Company, as amended to date, and the minutes of the proceedings of the Company's Board of Directors, and have also examined such other records, documents, instruments and certificates of certain officers of the Company, made such inquiries of officers of the Company, and considered such questions of law as I have deemed necessary for the purpose of rendering the opinions set forth herein.

In my examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and in reliance thereon, it is my opinion that the Securities have been duly authorized for issuance and will, when sold, be legally issued, fully paid and nonassessable.

This opinion is furnished to you solely in connection with the Registration Statement. I consent to the filing of this opinion, or any copies thereof, as an Exhibit to the Registration
Statement.

Very truly yours,


/s/ John S. Baumann
    John S. Baumann
    General Counsel

                           EXHIBIT 23

                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Syncor International Corporation


We consent to the use of our report dated February 22, 1999, incorporated herein by reference in the Registration Statement on Form S-8 of Syncor International Corporation, relating to the consolidated balance sheets of Syncor International Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

                                    /s/ KPMG LLP




Los Angeles, California
May 17, 1999